Exhibit 99.1

GSI Group Inc. Granted Extension By Nasdaq to Regain Compliance

BEDFORD, MA – February 17, 2009: GSI Group Inc. (the “Company”) (Nasdaq: GSIG), a supplier of precision technology and semiconductor systems, today announced that The Nasdaq Stock Market (“Nasdaq”) has granted to the Company an extension until May 4, 2009 to regain compliance with Nasdaq listing standards. As previously disclosed, on November 13, 2008, the Company received a letter from Nasdaq indicating that the Company was not in compliance with Nasdaq Marketplace Rule 4310(c)(14) (the “Rule”), due to the failure to timely file its Quarterly Report on Form 10-Q for the three month period ended September 26, 2008 (the “Quarterly Report”). As requested by Nasdaq, on January 12, 2009, the Company timely submitted to Nasdaq a compliance plan, which was subsequently supplemented on February 6, 2009, outlining the Company’s planned actions to regain compliance with the Rule. Based on Nasdaq’s further review of the plan, on February 11, 2009, Nasdaq gave the Company notice indicating that it has granted the Company an extension until May 4, 2009 to file its Quarterly Report with the Securities and Exchange Commission and regain compliance with the Rule. Failure to file the Quarterly Report on or prior to May 4, 2009 could result in the Company’s common shares being delisted from Nasdaq.

The Company’s Audit Committee is working diligently to complete its previously announced review of sales transactions in the Company’s Semiconductor Systems Segment, along with other sales transactions that contain arrangements with multiple deliverables, for fiscal years 2006, 2007 and 2008 so that the Company can complete the preparation and filing of its Quarterly Report. In the meantime, the Company’s securities will continue to be listed on Nasdaq.

About GSI Group Inc.

GSI Group Inc. supplies precision technology to the global medical, electronics, and industrial markets and semiconductor systems. GSI Group Inc.’s common shares are listed on Nasdaq (GSIG).

Forward Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements. These forward-looking statements include statements regarding the Company’s ability to file its Form 10-Q, regain compliance and remain listed, the periods covered by the restatement, the nature of the Audit Committee’s review and any anticipated conclusions of GSI Group, its Audit Committee or management, and other statements that are not historical facts. These forward looking statements are subject to risks, uncertainties and changes in financial condition, unknown factors and other items described in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Such statements are based on the Company’s management’s beliefs and assumptions and on information currently available to the Company’s management. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

For more information contact: Sergio Edelstein, GSI Group Inc., 1-781-266-5700.